Exhibit 99.1

News Release

Contacts: Chip Swearngan, Metavante (media)

414-357-3688, chip.swearngan@metavante.com

Kirk Larsen, Metavante (investors)

414-357-3553, kirk.larsen@metavante.com

METAVANTE ANNOUNCES FIRST QUARTER RESULTS

•	Revenue growth of 10 percent; organic growth of 9 percent

•	Segment operating income up 16 percent

•	EPS of $0.29; cash EPS of $0.35

•	Raising full year earnings guidance to reflect strong start

MILWAUKEE, April 29, 2008 – Metavante Technologies, Inc. (NYSE:MV) today reported first quarter 2008 revenue of $424.6 million, up 10 percent compared to $387.2 million in the first quarter of 2007. Organic growth was driven by higher transaction volumes in the payment businesses and higher core processing activity. Acquisitions added approximately 1 percentage point to the growth rate.

Segment operating income for the first quarter of 2008 was $119.3 million, an increase of 16 percent compared to the first quarter of 2007. The segment operating margin for the first quarter of 2008 improved to 28.1 percent, an increase of 1.4 percentage points compared to the first quarter of 2007.

Net income for the first quarter of 2008 was $35.0 million, or $0.29 per share. Cash net income for the first quarter of 2008 was $41.4 million, or $0.35 per share. Comparison of either of these financial metrics to prior year results is not instructive due to the significantly different capital structure of the company prior to the separation from Marshall & Ilsley Corporation in November 2007.

EBITDA in the first quarter of 2008 was $122.8 million. This result compares to EBITDA of $121.5 million in the first quarter of 2007, which included an $8.0 million gain related to an investment in Firstsource Solutions.

Commenting on the results, Frank R. Martire, President and Chief Executive Officer, said, “Our first quarter was a good start to 2008. The strong organic revenue growth was driven by higher transaction volumes and by our recent successes cross-selling our product portfolio and capturing new business. I am particularly pleased that the combination of operating leverage and cost productivity allowed us to make additional investments in future growth while still improving profitability.” Martire continued, “Our customers continue to confront a difficult and uncertain environment, and are deferring decisions and delaying capital spending.”

Cash provided by operating activities for the first quarter of 2008 was $121.0 million, compared to $59.0 million in 2007. Free cash flow for the quarter was $84.0 million, compared to $20.3 million in 2007. Free cash flow exceeded both 2007 results and net income in the first quarter of 2008 due to the timing of payment transaction settlement and working capital performance.

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Cash net income (including per share amounts), EBITDA, and free cash flow are non-GAAP financial measures. These measures should not be considered substitutes for GAAP measures. See the attachments to this release under “Non-GAAP Financial Measures” for an explanation of these measures and reconciliations to GAAP financial measures.

Financial Solutions Group (FSG)

Metavante’s Financial Solutions Group offers a comprehensive suite of technology and business services that are critical to a financial institution’s ability to attract, expand, and service existing and prospective customers.

FSG’s first quarter 2008 revenue was $164.0 million, an increase of 8 percent compared to $152.0 million in the first quarter of 2007. Segment operating income for the first quarter of 2008 was $37.2 million compared to $38.7 million in the first quarter of 2007. Segment operating margin was 22.7 percent in the first quarter of 2008 compared to 25.5 percent in the first quarter of 2007. The decline in operating margin was due to increased investments in product development, which more than offset the benefit of operating leverage.

Payment Solutions Group (PSG)

Metavante’s Payment Solutions Group offers one of the industry’s most comprehensive suites of payment products and services, including credit, debit and prepaid debit card management and a national payments network in NYCE.

PSG’s first quarter 2008 revenue was $260.6 million, an increase of 11 percent compared to $235.2 million in the first quarter of 2007. Segment operating income in the first quarter of 2008 was $82.1 million compared to $64.5 million in the first quarter of 2007. Segment income margin was 31.5 percent in the first quarter of 2008 compared to 27.4 percent in the first quarter of 2007. The improvement in operating margins was driven by the benefits of cost actions taken in the Image business in the fourth quarter of 2007 and operating leverage.

Interest Expense

Interest expense in the first quarter of 2008 was $20.4 million higher than the first quarter of 2007 as a result of the borrowings incurred in connection with the separation from Marshall & Ilsley Corporation in November 2007.

Income Taxes

The effective tax rate in the first quarter of 2008 was 39.1 percent compared to 36.0 percent in the first quarter of 2007. The increase in the effective tax rate is primarily due to the expiration of the research and development tax credit for federal tax purposes on December 31, 2007. The full year 2008 effective tax rate is still expected to be approximately 37 percent, which anticipates that the research and development tax credit will be reinstated during 2008.

Outlook

Commenting on the outlook, Martire added, “While it is still early in the year, our performance in the first quarter allows increasing confidence that 2008 will be another good year for Metavante. Our updated outlook prudently balances our expectations for continued strong execution with

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the reality of an uncertain and difficult selling environment, which could impact our ability to sell software and professional services later in the year. We will continue to diligently monitor demand and adjust our spending and investment plans accordingly.”

The Company’s updated full year 2008 guidance is outlined below. This outlook continues to presume that the current difficult environment for our bank clients persists, but does not get worse.

• Organic revenue growth	4% to 6% (Unchanged from prior guidance)

• Diluted earnings per share	$1.15 to $1.20 (Previously $1.12 to $1.16)

• Diluted cash earnings per share	$1.36 to $1.41 (Previously $1.33 to $1.37)

Conference Call

A conference call to discuss our financial results will take place today at 9:30 a.m. EDT. The call will be webcast and accessible on the investor relations section of Metavante’s website at (www.metavante.com). The accompanying slides will also be available on Metavante’s website. A replay of the audio will be available on the website following the call.

About Metavante

Metavante Technologies, Inc. (NYSE:MV) is the parent company of Metavante Corporation. Metavante Corporation delivers banking and payments technologies to over 8,000 financial services firms and businesses worldwide. Metavante products and services drive account processing for deposit, loan and trust systems, image-based and conventional check processing, electronic funds transfer, consumer healthcare payments, electronic presentment and payment, business transformation services, and payment network solutions including the NYCE Network, a leading ATM/PIN debit network. Metavante (www.metavante.com) is headquartered in Milwaukee.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression, and can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “should” or words of similar importance. Statements that describe our objectives or goals are also forward-looking statements. The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. The factors that may affect our results include, among others, our debt level, restrictions and limitations in our credit facilities, our competitive industry, changes in customer demand for our products or services, general changes in economic conditions, risks of damage to our data centers or associated infrastructure, additional costs and requirements associated with our public company status, foreign currency fluctuations, intellectual property risks, effect of regulation on our business, network and operational risks, loss of significant customers and customer consolidation risks, risks associated with future acquisitions, and other factors discussed in Metavante’s Annual Report on Form 10-K under the heading “Risk Factors”, and other filings with the SEC. Shareholders, potential investors and other readers are urged to

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consider these factors carefully in evaluating the forward-looking statements. Readers are cautioned not to place undue reliance upon forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof.

Metavante and NYCE are registered trademarks of Metavante Corporation,

which is the principal subsidiary of Metavante Technologies, Inc.

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Metavante Technologies, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue	$424,564	$387,241

Expenses:
Cost of processing and services	280,648	254,811
Selling, general, and administrative	58,724	56,247

Total expenses	339,372	311,058

Income from operations	85,192	76,183

Other non-operating items:
Interest expense, net	(27,671)	(7,284)
Other, net	(70)	8,062

Income before income taxes	57,451	76,961
Income tax provision	22,479	27,686

Net income	$34,972	$49,275

Cash net income	$41,406

Diluted earnings per share - GAAP	$0.29

Diluted cash earnings per share	$0.35

Average diluted shares	119,889

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Metavante Technologies, Inc.

Summary Sales and Earnings Information

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue:
Financial Solutions Group	$164,011	$152,018
Payment Solutions Group	260,553	235,223

Total revenue	$424,564	$387,241

Segment operating income:
Financial Solutions Group	$37,176	$38,747
Payment Solutions Group	82,078	64,460

Total segment operating income	119,254	103,207

Corporate/other	(26,312)	(20,210)
Acquisition intangible amortization	(7,258)	(6,780)
Net gains (losses) related to Firstsource	(562)	8,028
Interest expense, net	(27,671)	(7,284)

Income before income taxes	57,451	76,961
Income tax provision	22,479	27,686

Net income	$34,972	$49,275

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Metavante Technologies, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$198,388	$185,528
Restricted funds	428,452	386,250
Accounts receivable, net	128,598	127,859
EFD processing receivables	99,873	110,788
Unbilled revenues	111,965	109,632
Deferred income taxes	37,638	37,638
Other current assets	56,190	55,813

Total current assets	1,061,104	1,013,508
Capitalized software and conversions, net	241,353	232,743
Premises and equipment, net	139,391	138,040
Goodwill and other intangibles, net	1,623,082	1,560,141
Other assets	158,755	155,567

Total	$3,223,685	$3,099,999

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$17,500	$13,164
Accounts payable	19,603	23,754
Accrued compensation and related benefits	24,800	48,048
Accrued expenses	223,335	180,956
Payments held for third party remittance	422,113	383,851
Deferred revenues	169,897	160,542
Other current liabilities	40,241	46,142

Total current liabilities	917,489	856,457
Long-term debt	1,732,544	1,736,883
Deferred income taxes	146,453	159,225
Other long-term liabilities	91,407	33,962

Total liabilities	2,887,893	2,786,527
Minority interest	13,821	14,121
Shareholders’ equity	321,971	299,351

Total	$3,223,685	$3,099,999

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Metavante Technologies, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Operating Activities:
Net income	$34,972	$49,275
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	37,669	37,245
Deferred income taxes	242	(1,246)
Stock-based compensation expense	3,405	1,568
Net loss (gains) related to Firstsource	562	(8,028)
Other non-cash items	1,925	(443)
Changes in assets and liabilities - net of acquisitions of businesses and foreign currency adjustments:
Accounts receivable	2,798	(13,749)
EFD processing receivables	10,963	(7,067)
Unbilled revenues	(2,276)	4,308
Accounts payable and accrued liabilities	23,348	(4,107)
Deferred revenues	7,863	13,072
Other assets and liabilities	(451)	(11,796)

Net cash provided by operating activities	121,020	59,032

Investing Activities:
Capital expenditures	(37,027)	(38,734)
Change in restricted cash	(42,202)	36,117
Change in restricted CD’s	—	(20,000)
Acquisitions - net of cash acquired	(67,578)	(47,954)

Net cash used for investing activities	(146,807)	(70,571)

Financing Activities:
Repayment of debt and capital lease obligations	(3)	(42)
Proceeds from the exercise of stock options	455	—
Change in payments held for third party remittance	38,262	(17,031)
Proceeds from stock purchase right	503	—

Net cash (used for) provided by financing activities	39,217	(17,073)

Effect of exchange rate changes on cash and cash equivalents	(570)	—

Change in cash and cash equivalents	12,860	(28,612)
Cash and cash equivalents - beginning of year	185,528	344,241

Cash and cash equivalents - end of year	$198,388	$315,629

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Metavante Technologies, Inc.

Non-GAAP Financial Measures

EBITDA

Metavante’s management believes that “EBITDA” is useful for evaluating performance against peer companies within its industry and provides investors with additional transparency to a financial measure used by management in its financial and operational decision-making. In addition, Metavante utilizes EBITDA in its evaluation and determination of the price of potential acquisition candidates, to explain trends in operating performance and believes it provides useful information about its ability to incur and service indebtedness. Also, EBITDA is included in the financial covenants applicable to Metavante’s credit facilities. In addition to the items noted above, EBITDA, as defined in the financial covenants in Metavante’s credit facility, also excludes certain non-cash charges, such as impairment charges and stock option expense.

The following is a reconciliation of net income to EBITDA (in thousands):

	Quarter Ended March 31,
	2008	2007
Net income	$34,972	$49,275

Interest expense, net	27,671	7,284
Income taxes	22,479	27,686
Depreciation and amortization	37,669	37,245

EBITDA	$122,791	$121,490

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Metavante Technologies, Inc.

Non-GAAP Financial Measures (continued)

Cash Net Income (Including Per Share Amounts)

Metavante management defines “cash net income” as net income before (1) stock-based compensation expense, net of tax, and (2) the amortization of intangible assets resulting from business acquisitions, net of tax. Diluted cash earnings per share is calculated by dividing cash net income by the average diluted shares for the respective period. Metavante’s management uses cash net income (including per share amounts) to assess business performance and believes that it is useful for evaluating performance against peer companies within its industry, as well as providing investors additional transparency to a financial measure used by management in its financial and operational decision-making. Metavante’s definition of cash net income (including per share amounts) may differ from definitions used by other companies.

The following is a reconciliation of net income to cash net income (in thousands):

	Quarter Ended March 31,
	2008	2007
Net income	$34,972	$49,275
Add:
Acquisition intangible amortization, net of tax	4,463	4,069
Stock-based compensation, net of tax	1,971	1,036

Cash net income	$41,406	$54,380

The following is a reconciliation of diluted earnings per share to diluted cash earnings per share for the quarter ended March 31, 2008:

Diluted earnings per share - GAAP	$0.29
Add:
Acquisition intangible amortization, net of tax	0.04
Stock-based compensation, net of tax	0.02

Diluted cash earnings per share	$0.35

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Metavante Technologies, Inc.

Non-GAAP Financial Measures (continued)

Free Cash Flow

Metavante defines free cash flow as cash provided by operating activities less capital expenditures. Metavante’s management believes that free cash flow provides useful information to investors regarding Metavante’s ability to generate cash from business operations that is available for acquisitions and other investments, and debt service. Metavante’s definition of free cash flow may differ from definitions used by other companies.

The following is a reconciliation of cash provided by operating activities to free cash flow (in thousands):

	Quarter Ended
	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007
Cash provided by operating activities	$121,020	$59,730	$130,366	$96,297	$59,032
Less capital expenditures:
Premises and equipment	(5,569)	(16,769)	(10,881)	(7,744)	(7,854)
Software and conversions	(31,458)	(22,990)	(20,906)	(25,412)	(30,880)

Free cash flow	$83,993	$19,971	$98,579	$63,141	$20,298

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